SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2009

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04471	16-0468020
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Glover Avenue

P. O. Box 4505

Norwalk, Connecticut 06856-4505

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2009, the Compensation Committee of Registrant’s Board of Directors took the following actions:

2009 Executive Long-Term Incentive Program

The purpose of the 2009 E-LTIP is to provide the necessary incentives to retain and reward executives for sustained performance over the next three-year period. Having determined that it would be difficult to establish meaningful metrics and targets for performance-based shares in light of the current economic environment, the Committee established that the 2009 E-LTIP awards would be made in the form of Restricted Stock Units (“RSU”) with a performance feature based on the price of Xerox common stock over a three-year period. The number of shares of stock earned by a Named Executive Officer will range between a minimum number of shares representing eighty percent of the original RSU award amount and a maximum number of shares representing one hundred twenty percent of the original RSU award amount, based on whether the stock price increases or decreases over the three-year period. The forms of award agreement and award summary pursuant to which the RSU grants were made are set forth in Exhibits 10(e)(23) and 10(e)(24), respectively.

Participants in the 2009 E-LTIP are subject to meaningful ownership requirements and mandatory share holding requirements of 50% of the net vested shares until their ownership requirements have been met.

Other Compensation Actions

In recognition of Ursula M. Burns’ appointment as Registrant’s Chief Executive Officer effective July 1, 2009, the Committee increased Ms. Burns’ annual incentive target amount from 125% to 150% of base salary and awarded Ms. Burns 1 million RSUs under the 2009 E-LTIP.

Reflecting the fact that Anne M. Mulcahy, Registrant’s Chairman of the Board, has stepped down as Chief Executive Officer effective July 1, 2009, the Committee reduced Mrs. Mulcahy’s (a) 2009 base salary to $1 million and (b) her annual incentive target amount from 150% to 125% of base salary and reduced the multiplier used under her Change-in-Control Severance Agreement to determine the amount of lump sum cash severance payment from 2.99 to 2.00.

In lieu of RSU awards under the 2009 E-LTIP, the Committee approved long-term incentive cash awards for Anne M. Mulcahy, Registrant’s Chairman of the Board, and Lawrence A. Zimmerman, Registrant’s Executive Vice President and Chief Financial Officer. The forms of the award agreements are set forth in Exhibits 10 (t) and 10 (u), respectively. The amount of Mrs. Mulcahy’s award is $4 million and the amount of Mr. Zimmerman’s award is $1.5 million. Similar to the RSU awards under the 2009 E-LTIP, the amount of the cash awards at vesting will range between a minimum dollar amount representing eighty percent of the original cash award amount and a maximum dollar amount representing one hundred twenty percent of the original cash award amount, based on whether the price of Xerox common stock increases or decreases over the applicable period of the awards.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10(e)(23)	Form of Executive Long-Term Incentive Program Award Agreement under 2009 E-LTIP

10(e)(24)	Form of Executive Long-Term Incentive Program Award Summary under 2009 E-LTIP

10(t)	Form of Long-Term Cash Incentive Award for Anne M. Mulcahy

10(u)	Form of Long-Term Cash Incentive Award for Lawrence A. Zimmerman

Forward Looking Statements

This Current Report on Form 8-K and any exhibits to this Report may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other risks that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2008 Form 10-K Report and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ DON H. LIU
Don H. Liu Senior Vice President and Secretary

Date: July 1, 2009

EXHIBIT INDEX

Exhibit No.	Description
10(e)(23)	Form of Executive Long-Term Incentive Program Award Agreement under 2009 E-LTIP

10(e)(24)	Form of Executive Long-Term Incentive Program Award Summary under 2009 E-LTIP

10(t)	Form of Long-Term Cash Incentive Award for Anne M. Mulcahy

10(u)	Form of Long-Term Cash Incentive Award for Lawrence A. Zimmerman